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                                                                  Exhibit 99.(k)

[EquiTrust letterhead]


                                 April 21, 2005


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Gentlemen,

With reference to the Registration Statement on Form N-6 filed by EquiTrust Life Insurance Company ("Company") and its EquiTrust Life Variable Account with the Securities and Exchange Commission covering certain last survivor variable universal life insurance policies, I have examined such documents and such law as I considered necessary and appropriate, and on the basis of such examinations, it is my opinion that:

(1) Company is duly organized and validly existing under the laws of the State of Iowa.

(2) The last survivor variable universal life policies, when issued as contemplated by the said Form N-6 Registration Statement will constitute legal, validly issued and binding obligations of EquiTrust Life Insurance Company.

I hereby consent to the filing of this opinion as an exhibit to the said Form N-6 Registration Statement and to the reference to my name under the caption "Legal Matters" in the Prospectus contained in the said Registration Statement. In giving this consent, I am not admitting that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

                                 Very truly yours,

                                 /s/ Stephen M. Morain

                                 Stephen M. Morain
                                 Senior Vice President
                                        & General Counsel